CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF
PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.44

LIQ861 API SUPPLY AGREEMENT

BETWEEN

LGM Pharma LLC

Yonsung Fine Chemicals Co., Ltd.

AND

Liquidia Technologies, Inc.

DATED AS OF

January 10, 2020

EXHIBITS TO AGREEMENT

AAPI, Facility, and Territory

B Product Specifications

CAPI Shelf Life and Required Remaining Shelf Life Upon Shipment

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of January 10, 2020 (the “Effective Date”) by and between LGM Pharma LLC, a limited liability corporation organized under the laws of Delaware, with offices at 2758 Circleport Dr., Erlanger, Kentucky, 41018, USA (hereinafter “Supplier”); Yonsung Fine Chemicals co., Ltd, a corporation organized under the laws of Republic of Korea with offices at 207 Sujeong-ro, Jangan-myeon, Hwaseong-si, Gyeonggi-do 18581 Republic of Korea (hereinafter “Manufacturer”) (collectively Supplier and Manufacturer as “Supply Party”) and Liquidia Technologies, Inc., a corporation organized under the laws of Delaware, with offices at 419 Davis Drive, Suite 100, Morrisville, NC 27560 (“Purchaser”).

Supplier, Manufacturer and Purchaser are sometimes referred to herein individually as a “Party” and collectively as “Parties”, as the case may be.

Supplier and Manufacturer are sometimes referred to herein collectively or individually as “Supply Party”, as the case may be.

RECITALS

WHEREAS, Manufacturer is a pharmaceutical company engaged in the development, manufacture and sale of Active Pharmaceutical Ingredients (“API(s)”);

WHEREAS, Supplier is a pharmaceutical company engaged in the marketing, distribution and sale of Active Pharmaceutical Ingredients (“API(s)”);

WHEREAS, Supply Party is willing to manufacture and supply the API(s) to Purchaser upon the terms and conditions set forth herein.

WHEREAS, Purchaser is a company that is engaged in the development, distribution and sale of certain pharmaceutical products utilizing the API;

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

1.Definitions.
1.1	“Active Pharmaceutical Ingredient” or “API” shall have the meaning given such term in the preamble hereof and as shown on Exhibit A.
1.2	“Affiliate” shall mean any person or entity that, directly or indirectly, through one or more intermediaries, Owns, is Owned by or is under common Ownership with, a Party, where “Own,” “Owned” or “Ownership” refers to (i) direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity; or (ii) the actual ability of an entity, person or group to control and direct the management of the person or entity, whether by contract or otherwise.

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1.3	“Applicable Law” shall mean the laws, regulations, rules and guidelines pertaining to the development, manufacture, packaging, labeling, storage, import, export, distribution, marketing, sale and/or intended use of the API or the Finished Product.
1.4	“Batch” means a specific quantity of API that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch Records.
1.5	“Batch Record” shall mean a batch manufacturing record, prepared according to applicable cGMP guidelines, for every production Batch of API.
1.6	“Business Day” means a day on which banking institutions in New York City, New York are open for business.
1.7	“Certificate of Suitability of Monographs of the European Pharmacopoeia (CEP)” shall mean the document showing that a manufacturer of a substance has provided proof that the quality of the substance is suitably controlled by the relevant monographs of the European Pharmacopoeia. A CEP is granted by the Certification Secretariat of the European Directorate for the Quality of Medicines (EDQM) and confirms that pharmaceutical substances or active pharmaceutical ingredients (API) are produced according to the monographs of the EP.
1.8	“Certificate of Analysis” and “Certificate of Conformance” shall mean documents identified as such and provided by Supply Party to Purchaser that (i) sets forth the analytical test results for a specified Batch of API shipped to Purchaser hereunder, (ii) is in conformance with all Applicable Laws and (iii) states whether such API is Manufactured in accordance with the Product Specifications, Quality Agreement and cGMPs.
1.9	“Confidential Information” shall mean all the commercial, business and/or technical non-public information, whether tangible or intangible, including (without limitation) any and all data, techniques, discoveries, inventions, processes, know-how, patent applications, inventor certificates, trade secrets, methods of production and other proprietary information, suppliers' lists, customers' lists, that either Party or its Affiliates have ownership rights to (as either owner, licensee or sub-licensee), or may hereafter obtain rights.
1.10	“Current Good Manufacturing Practices” or “cGMP” shall mean current Good Manufacturing Practice as set forth by the FDA and other applicable Regulatory Agencies as well as current good manufacturing practices applicable to the API, or the making thereof at Supply Party’s Manufacturing Facility, set forth by the relevant Regulatory Agencies.
1.11	“Defect” with respect to the API shall mean failure of the API to comply with the Product Specifications (Exhibit B), Applicable Laws, and Supply Party's DMF.
1.12	“Drug Master File” or “DMF” shall mean a qualified submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs. The DMF shall also mean such a qualified European CEP submission to the relevant European agency, as may be applicable under this Agreement for use, marketing, sale and

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the like of Purchaser’s Finished Product in such Territory. In the case of this Agreement at the Effective Date, the DMF refers to Supply Party’s DMF Number(s) as shown on Exhibit A.
1.13	“Facility” shall mean Manufacturer’s Manufacturing facility(ies) located at the address(es) as listed in Exhibit A.
1.14	“FDA” shall mean the U.S. Food and Drug Administration, and any successor thereto, or, as applicable in non-U.S. jurisdictions the relevant foreign equivalent thereof.
1.15	“Finished Product” shall mean the Purchaser’s finished dosage form combination drug or device product that contains the API ready for commercial sale.
1.16	“Manufacture” or “Manufacturing” means activities directed to and processes used by Supplier and/or Manufacturer, as the case may be, in producing, manufacturing, processing, packaging, labeling, quality assurance testing and release, shipping and storage of the API.
1.17	“Markets” or “Market” or “Territory” or “Territories” shall mean those specific markets or territories set forth in Exhibit A of this Agreement, it being understood that the Parties shall agree upon particular specifications and price adjustments with respect to Markets having unique requirements such as the Japanese market which shall be set forth in the relevant product schedule.
1.18	“Marketing Authorization” shall mean, on a country by country basis, a permission issued by the competent Regulatory Agency to bring a drug product to the market.
1.19	“Master Batch Record” means the template Batch Record to be used by Manufacturer to guide and document the production of each Batch of API Manufactured hereunder.
1.20	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivision thereof.
1.21	“Product Specifications” shall mean, with respect to the API, all specifications for materials, approved suppliers, formula, manufacturing, analytical and testing procedures, release, packaging and other processes relating to the manufacture of the API, all as set forth on Exhibit B to this Agreement.
1.22	“Quality Agreement” shall mean that certain Quality Assurance Agreement by and between Purchaser and Supply Party, showing (a) the roles and responsibilities of the Parties with respect to the quality assurance for the API and (b) how the Parties’ quality operations shall interact with each other in connection with the same.
1.23	“Regulatory Agency” shall mean the relevant national or other government entities regulating or otherwise exercising authority with respect to the API to Supply Party’s manufacturing facilities including, without limitation, manufacturing, packaging, re-packaging and warehousing and the Territories listed in Exhibit A where the Purchaser will seek Marketing Authorization for the drug product manufactured with the API.

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1.24	“Reprocess” or “Reprocessing” means introducing API back into Manufacturing and repeating any manipulation step(s) that are part of the established Manufacturing. For clarity, continuation of Manufacturing after an in-process control test showing the process to be incomplete is not considered Reprocessing.
1.25	“Rework” or “Reworking” means subjecting API to one or more processing step(s) that are different from the established Manufacturing with the intention of Manufacturing API that meets the Specifications and the requirements of this Agreement.
1.26	“Term” shall have the meaning assigned to such term in Section 9.
1.27	“Territory” means different geographic regions that are governed under different Applicable Laws, as may be further defined in Exhibit A.
1.28	“Third Party” means any Person other than a Party or any of its Affiliates.
1.29	“US” means the United States of America.
1.30	“Price Agreement” means two separate agreements, the first between Purchaser and Supplier titled “LIQ861 Liquidia-LGM Pricing Agreement” that details the pricing, delivery and payment terms and conditions of this Supply Agreement. The second, agreement between Supplier and Manufacturer titled “LIQ861 LGM-Yonsung Pricing Agreement” that details the pricing, delivery and payment terms and conditions.
2.Manufacture and Sale.
2.1.Supply.  For the API specified and Territory set out in Exhibit A hereunder, during the term of this Agreement and subject to the terms and conditions set forth herein, Manufacturer shall Manufacture and Supplier shall supply API to Purchaser (or a third party designated by Purchaser) in such quantities as from time to time may be ordered by Purchaser. Subject to Manufacturer’s and Supplier's full and timely compliance with any and all of its undertakings under this Agreement, Purchaser intends to purchase all of its annual API requirement for Finished Products to be sold in the US from Supplier. Beginning with the first year Purchaser provides a Rolling Forecast under Section 3.2(b), Purchaser will order and purchase a minimum of [***] grams of API. The Parties may negotiate API supply for other territories on a case-by-case basis. For the avoidance of doubt, the Parties expressly agree that Purchaser will agree to purchase a minimum of [***] of the Purchaser’s annual requirements from the Supply Party for the length of the Term.
2.2.Product Specifications.  The specifications of the API are set out in Exhibit B to this Agreement (the “Product Specifications”); as such Exhibit may be amended or superseded according to the terms of the Quality Agreement between the Parties.
2.3.Costs.  Manufacturer shall be responsible for all costs and expenses related to (i) the Manufacture of API, and (ii) the maintenance of the DMF for the API. The cost of additional submissions, technical work, documents, data or materials requested by Purchaser for other territories will be negotiated in good faith between the Parties.
2.4.Records. Supply Parties will keep complete and accurate records (including without limitation reports, accounts, data, and records of all information and results obtained from performance of services) of all work done by it under this Agreement, in form and substance as specified in the Quality Agreement and this Agreement (collectively, the “Records”). While in the

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possession or control of Supply Parties, Records will be available at reasonable times for inspection, examination and copying by FDA, other applicable Regulatory Agency and Purchaser. Supply Parties will ensure that all Records of the Manufacture of API under this Agreement will be retained and archived in accordance with cGMP and Applicable Law, but in no case for less than a period of five (5) years following completion of the applicable Manufacturing cycle.
3.Price, Orders and Terms of Payment.
3.1.Pricing. Supplier shall, deliver, and Purchaser shall purchase the API pursuant to the Price Agreement entered into between Purchaser and Supplier (“LIQ861 Liquidia-LGM Pricing Agreement”).
3.2.Forecasting.
(a)Initial Forecast. Upon execution of this Agreement, Purchaser will provide Supply Party with Purchaser’s good faith estimate of its projected requirements for supply of API for delivery during the remaining calendar year (such estimate, the “Initial Forecast”). The [***], which was ordered under [***] placed on [***]. The first three (3) months of the Initial Forecast (or portion of the remaining calendar year if less than three months remain) will be binding upon execution of this Agreement and Purchaser shall issue a purchase order, in the manner set forth in the LIQ861 Liquidia-LGM Pricing Agreement (“Purchase Order”) for this first supply period of API within thirty (30) days of execution of this Agreement. The remaining months of this Initial Forecast will be a good faith estimate of Purchaser’s needs over the remaining Initial forecast period. For any remainder of the Initial Forecast term following the first supply period, if Purchaser requires API then Purchaser shall provide Supplier a Purchase Order for each successive three (3) month term(s) (including any fragment thereof that may be remaining) at least sixty (60) days prior to the expiration of the then current supply period.
(b)Rolling Forecast. Following the Initial Forecast term, beginning with the next calendar year, Purchaser shall submit a twelve (12) month rolling forecast updated on a quarterly basis, broken down on a quarterly basis covering Purchaser’s anticipated requirements of API (“Rolling Forecast”). Such Rolling Forecast to be provided to Supply Party at least sixty (60) days prior to the start of the successive quarter. The first three (3) months of each rolling forecast shall be a binding commitment (the “Firm Forecast”), and the last nine (9) months will be for information purposes only and non-binding. Purchaser shall place all Purchase Orders with Supplier at least sixty (60) days in advance of required delivery to Purchaser. Supplier may not reject a Purchase Order which falls within the scope of the applicable Initial Forecast or Rolling Forecast.
(c)Long-Term Forecasts. On or before the last business day of each calendar year during the term of this Agreement, Purchaser shall provide to Supply Party the anticipated annual volumes of API to be Manufactured for Purchaser under this Agreement for the next succeeding twenty-four (24) months (or shorter period remaining under the term of this Agreement). The requirements for the API as set forth in each Long-Term Forecast shall be a projection only and shall not be binding on either party.
(d)Discontinuance of API by Supplier or Manufacturer. Supplier and/or Manufacturer shall provide Purchaser with six (6) months advance written notice of its intent to discontinue API Manufacture or supply of API. Upon receipt of such notice of discontinuance, Purchaser shall be entitled to purchase up to a [***] supply of such API prior to effectiveness of such discontinuance and Purchaser’s issuance of a Purchase Order for such shall be binding on Supplier and Manufacturer. Purchase Orders.  Each Purchase Order described herein shall be binding on

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Purchaser and Supplier when issued by Purchaser, each a “Firm Order” when issued by Purchaser. Supplier shall be required to timely supply each such Firm Order.  Supplier shall acknowledge receipt of any Purchase Order within five (5) days of delivery. Supplier shall exercise its commercially reasonable efforts to comply with any changes to a Purchase Order that Purchaser may request up to shipment of that respective order. Purchaser shall be able to delay or cancel any Purchase Order prior to shipment by Supplier. Purchase Orders may be amended by mutual agreement of the Parties.
3.3.Acceleration of Quantities. At any time under this Agreement Purchaser shall be able to place a Purchase Order for an acceleration of quantity up to one year’s supply for its commercial needs and such Purchase Order shall become binding upon its issuance. The Parties shall promptly meet and negotiate a reasonable delivery schedule for the accelerated quantity, which delivery schedule shall not be unreasonable delayed.
3.4.Scope of Agreement.  In no event shall any terms or conditions included on any Purchase Order, invoice or acknowledgement thereof or any other document, whether paper, electronic or otherwise, relating thereto, apply to the relationship between the Parties under this Agreement, unless such terms are expressly agreed to by the Parties in writing. If there is a conflict between the terms of any Purchase Order or other document and this Agreement, the terms of this Agreement shall control, except only with respect to product quality that will be governed by the Product Specification (Exhibit B) and. The Parties further agree that no course of dealing between the Parties shall in any way modify, change or supersede the terms and conditions of this Agreement without a signed written document intentionally amending this Agreement.

4.Manufacture of API.
4.1.Manufacture.  The API shall be Manufactured by the Manufacturer at its Facility in accordance with all relevant current Good Manufacturing Practices (“cGMPs”), the Product Specifications, and Applicable Laws, and pursuant to the Manufacturer’s Drug Master File (“DMF”), prepared by the Manufacturer and filed with the FDA and other applicable Regulatory Agencies as applicable. Supply Party shall advise Purchaser in writing in advance of making any changes to the Product Specifications or any changes in the methods, processes or procedures in Manufacturing the API. Any such changes will be made according to the terms of the Quality Agreement between the Parties. Supply Party shall provide sufficient notice of any such change to Purchaser to allow Purchaser to make any required notices to and obtain any required approvals from any Regulatory Agency prior to the implementation of such change.
4.2.Quality Agreement.  Purchaser and Supply Party have entered into a quality agreement for the APIs having an initial effective date October 3, 2017, and as amended thereafter (“Quality Agreement”). The Quality Agreement is incorporated by reference herein in its entirety and is a material part of this Agreement. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall control unless and to the extent related to the quality and/or specifications of the API. The Quality Agreement shall establish the procedure to be followed if either Party desires to change any aspect of the Manufacturing procedure for any API, including but not limited to any change in the Specifications as described in Section 4.6 below. The Quality Agreement shall contain a mechanism to assure that any applicable Regulatory Agency have approved the Specifications, to the extent necessary, and that Supply Party is given a reasonable period of time to implement any changes required by any such applicable Regulatory Agency with regard to the Specifications.

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4.3.Right of Audit. Purchaser and its representatives shall have the right to audit Supply Parties for compliance with applicable regulatory requirements and Applicable Laws, including, but not limited to, cGMPs, at reasonable intervals and upon a 30 day written notice.  Such audits shall be scheduled at mutually agreeable times and shall not be more frequent than twice per year. Notwithstanding the aforesaid, in case of an action taken by any Regulatory Agency and/or by any other governmental agency operating under any Applicable Law against either or both Supply Party with regard to non-compliance with applicable regulatory requirements and/or in case that any audit discovers a breach of Supply Party's undertakings under this Agreement, Purchaser may conduct such audits on a more frequent basis and without prior notice.
4.4.Certificate of Analysis and Certificate of Conformance; Product Release.  The quality control(s) and the release(s) of API (including documentation) shall be done by the Manufacturer in accordance with the Quality Agreement. Supply Party shall provide certificates of analysis or conformance to Purchaser for each Batch of API delivered under this Agreement. API designated for delivery shall have remaining shelf life no less than that indicated in Exhibit C.
4.5.Cooperation.  During the term of this Agreement, Supply Party shall assist and cooperate in a timely manner with Purchaser in its preparation of any documents or other materials which may be reasonably required to validate, test, sell and/or distribute the API to be supplied by Supply Party under this Agreement or the Finished Product. The Manufacturer shall file with the FDA and shall maintain at all times as current, a DMF for the API. Supply Party shall also provide Purchaser with a referral letter permitting Purchaser to use the Manufacturer’s DMF. Supply Party shall also assist and cooperate in a timely manner with Purchaser in its preparation of any documents or other materials which may be required by the FDA and EMA to validate, test, sell, and/or distribute the Finished Product which uses API Manufactured by Manufacturer or supplied by Supplier under this Agreement. Supply Party and Purchaser agree to discuss any plan either Party may have for advancing the API or Purchasers product candidate into regulatory territories outside the US, which may include a CEP filing with the EMA and / or relevant EU national authority as the case may be.
4.6.Required Changes. Each Party shall deliver to the other written notice of any required changes to the Product Specifications requested by the Regulatory Authorities. The relevant Supply Party shall use its commercially reasonable efforts to make such changes to the Product Specifications in a diligent and timely manner, provided Purchaser be fully informed prior to and following any such changes with the right to review and comment on such changes. If the change required by the Regulatory Authority is a result of a Supply Party deficiency then the cost for such required change shall be the responsibility of the respective Supply Party. If the change required by the Regulatory Authority is other than a result of a Supply Party deficiency then the cost for such required change shall be shared between the Purchaser and the Supply Parties. No other changes to the Manufacturing or Product Specifications shall be introduced without Purchaser’s prior written consent. If any change to Product Specifications asked by Purchaser as a result of a specific request by the Regulatory Authorities materially affects Supply Party’s costs of producing the API, then Supplier shall promptly so inform Purchaser in writing and the Parties shall negotiate, in good faith, an adjustment to the pricing to be paid by Purchaser for API under this Agreement. If the Parties cannot mutually agree, following good faith negotiations, on an equitable adjustment to pricing or on the shared cost of the required change (above), then either Supplier or Purchaser may bring this dispute to third party arbitration under a nationally recognized independent arbitration board for prompt resolution. The outcome of the third party arbitration shall be binding on the Parties.
4.7.Inspection of API.

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(a)Within forty-five (45) Business Days of the arrival of each Batch of API at the designated facility by Purchaser, Purchaser shall inspect and/or test each Batch of API at its own cost and expense. If, upon inspecting and/or testing the API, Purchaser determines that a Batch of API does not conform to the Product Specifications, then Purchaser shall, within such forty-five (45) Business Day period, give Supplier written notice of such non-conformity (setting forth the details of such non-conformity). Unless Supplier objects within twenty (20) Business Days from the notice by Purchaser to the non-conformity, Purchaser will return the non-conforming API to Supplier. Supplier shall incur all freight-related expenses and shall issue a credit note for the rejected API. Any API rejected by Purchaser may not be reshipped to Purchaser. Supplier’s sole responsibility shall be to replace any non-conforming as soon as possible.  Replacement of material shall not exceed sixty (60) Business Days of receiving the notice of non-conformity.
(b)In case of any disagreement between the Parties as to whether API conforms to the applicable Product Specifications, the quality assurance representatives of the Parties will discuss in good faith to attempt to resolve any such disagreement and Purchaser and Supplier will follow their respective standard operating procedures to determine the conformity of the API to the Product Specifications. If the foregoing discussions do not resolve the disagreement in a reasonable time, which will not exceed thirty 30 days, a sample of Supply Party’s FDA retained sample and a sample of the API in question will be submitted for retesting by Supplier and Purchaser on a side-by-side basis for final determination of whether such API conforms to the Product Specifications.
(c)Such retesting will be performed in a laboratory designated by Purchaser and agreeable to by Supplier using the test methods referenced in the Product Specifications contained in this Agreement and with representatives from both Parties present at all retesting. The determination of conformance or nonconformance by such retesting with respect to all or part of such API will be final and binding on the Parties. Supply Party shall pay all the fees of the retesting, unless the laboratory determines that the delivered API conforms to the Product Specifications, in which case Purchaser shall pay all the fees of such retesting and also any additional direct and documented costs that Supplier incurred in providing replacement material.
(d)Purchaser will promptly notify Supplier in writing of loss, damage, or non-delivery of any part of a shipment of API after receipt of such shipment by Purchaser, or its designee, provided, however, that Purchaser shall notify Supplier within ten (10) Business Days after receipt of such shipment if Purchaser is rejecting such shipment due to obvious external physical damage or quantity discrepancies that are, or would be, evident upon visual inspection of such packaged API as shipped by Supplier. Purchaser shall have ten (10) Business Days to reject any API upon the discovery of any latent defect. Either Party may cause any damaged or defective API to be retested in accordance with this Section 4.7.
4.8.Regulatory Communications.  During the Term, either Supply Party shall promptly notify Purchaser after receipt of any communication from any Regulatory Agency in connection with or that may affect Purchaser’s use of the API, IND, NDA or any Marketing Authorization of Purchaser’s Finished Product.
4.9.Liability.  It is understood that Supply Parties have no control over the ultimate use of the API once it leaves the Supply Party’s Facility. Supply Parties shall have no liability arising out of or in connection with the sale or use of the API or any product or material made from or incorporating the API, except to the extent that the API was not Manufactured in accordance with the Product Specifications, cGMPs, Quality Agreement or Applicable Law or the liability otherwise arises from a

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breach of this Agreement by either Supply Party, including but not limited to the Supply Party’s representations and warranties in Section 5.2.
4.10.Recall.  Purchaser shall be responsible for conducting any recall of Finished Product, and Supply Party shall co-operate with and give all reasonable assistance to Purchaser in conducting any such recall to the extent it relates to the API. Supply Party shall bear the expense of any recall resulting from a breach of its obligations hereunder and/or of the Quality Agreement and/or from its negligence or willful misconduct and from its failure to comply with the Product Specifications, subject to the limits set out in Section 7. Otherwise, Purchaser shall bear such expenses. In the event of such recall or similar action, each Party shall use commercially reasonable efforts to mitigate the costs associated therewith. In the case of a disagreement as to the existence or level of nonconforming API, then the Parties shall utilize the process set out in Section 4.7 herein.
4.11.Retention of Documentation.  All documentation related to the Manufacturing of the API shall be archived with the respective Supply Party after Manufacturing in accordance with cGMP’s and Applicable Laws.
4.12.Safety of API.  Each Party shall immediately notify the other Party upon becoming aware of any unusual health or environmental occurrence relating to API.  Each Party shall advise the other Party immediately of any safety or toxicity problems of which it becomes aware regarding API.
4.13.Reprocessing and/or Reworking. Manufacturer shall not perform any Reprocessing or Reworking without first providing notice to and receiving prior written consent from Purchaser.
5.Representations and Warranties.
5.1.Mutual.
(a)No Conflict. Supplier, Manufacturer and Purchaser each represents and warrants to the other Party that the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law existing as of the Agreement Effective Date applicable to such Party and (ii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Agreement Effective Date;
(b)Enforceability. Supplier, Manufacturer and Purchaser each represents and warrants to the other Party that, as of the Agreement Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms;
(c)Each Party represents and warrants to the other Party that it holds all necessary and required permits and authorizations, including, but not limited to, those required by the relevant Regulatory Agencies, and shall undertake throughout the term of this Agreement to maintain the same in full force and effect. Each Party further covenants that it shall use commercially reasonable efforts to obtain all such other permits and authorizations as may be required from time to time to operate their respective facilities and/or businesses and in order to manufacture, provide, distribute and/or sell API hereunder.
5.2.Supplier’s and Manufacturer’s Warranties.  Supplier and Manufacturer represent separately as follows:

5.2.1Supplier’s Warranties.  Supplier represent and warrant to Purchaser that:

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Supplier has the full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;

5.2.2Manufacturer’s Warranties.  Manufacturer represents and warrants to Purchaser that:

(a)Manufacturer has full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;
(b)The API and all components and ingredients thereof shall be manufactured and delivered in strict compliance with: (i) the Product Specifications; (ii) cGMP’s; and (iii) the Manufacturing methods, processes and procedures, including the site manufacture, as set forth in the DMF, together with all applicable regulatory requirements relating to the Manufacture of the API;
(c)The Facility(ies) for Manufacture of the API is and shall be in compliance with all applicable cGMPs and that such plant(s) is and shall continue to be available for inspection if and when the relevant Regulatory Agencies so requests or per Purchaser’s requests hereunder;
(d)The production and supply of the API under this Agreement, to the best of Manufacturer’s knowledge after reasonable investigation and analysis has not and will not violate any patents, copyrights, trade secrets and/or other proprietary rights of any third party, including but not limited to US patents: US9593066 and US9604901; and

(e)The DMF is sufficient for reference and any/all deficiencies have been rectified such that Purchaser may rely on the DMF for seeking and obtaining marketing approval from the FDA.
5.3.Purchaser’s Warranties.  Purchaser represents and warrants to Supplier that:
(a)It has the full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms; and
(b)That it will purchase the API in strict compliance with the terms of this agreement, as set forth under Section 2.1.
6.Confidentiality.
6.1.Confidentiality.  Each Party agrees to retain in confidence all Confidential Information disclosed to it pursuant to this Agreement, whether such disclosure occurred before or after the Effective Date hereof. Disclosed information shall not be deemed Confidential Information hereunder if: (a) it is now or later becomes publicly known, other than through the fault of the receiving party; (b) it is lawfully known without restriction to the receiving party at the time of disclosure as evidenced by written documentation; (c) it is rightfully obtained by the receiving party from a third party without restriction and without breach of this Agreement or any similar agreement; and/or (d) it is independently developed by the receiving party without access, use or reliance on the disclosing party’s Confidential Information, as evidenced by written documentation. If either Party is required under Applicable Law and/or by any other applicable law, regulation or rule applicable to either Party to disclose Confidential Information by any court, to any Regulatory Agency or otherwise, the Party so required to disclose the Confidential Information shall, to the extent that it is not legally prevented from doing so, prior to such disclosure, notify the other Party of such requirement and all particulars related to such requirement. The notified Party shall have the right, at its expense, to object to such

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disclosure and to seek confidential treatment of any Confidential Information to be so disclosed, and the other Party shall reasonably cooperate with the notified Party (at the notified Party's expense) in this regard. If the Party subject to such law is not permitted to notify the other Party or it is not timely to notify the other Party or if the confidential treatment request is not successful, the Party required to make such disclosure may timely disclose the limited amount of Confidential Information to satisfy the law, rule or regulation. The confidentiality of disclosed Confidential Information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement for a period of ten (10) years. The Parties specifically agree that all terms of this Agreement, all sales and API requirements and costs and all purchase orders shall be deemed to be confidential.
6.2.Separate Confidentiality Agreement.  If the Parties entered into one or more separate confidentiality agreements or non-disclosure agreements (each, a “Confidentiality Agreement”), such Confidentiality Agreement(s) shall be and remain in full force and effect as provided therein.  In the event of any conflict between the terms of this Agreement and the terms of any such Confidentiality Agreement, the terms of this Agreement shall control.
6.3.Public Announcements.  During the term of this Agreement, no Party hereto shall issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement, the API, the Finished Product or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other Party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement shall prevent or preclude any Party from making such disclosures as may be required by Applicable Law, including, but not limited to, any disclosures required under applicable securities laws.
7.Indemnification and Limitation of Liability.
7.1.Purchaser shall indemnify, defend and hold Supplier and Manufacturer, as the case may be, and its or their officers, directors, affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to, court costs, reasonable attorneys’ fees and court costs) of every kind and nature caused by, arising out of or resulting from Purchaser’s negligence relating to, or breach of, this Agreement, and any claim for personal or bodily injury arising from the use of the Finished Product or any substance, dosage composition or compound manufactured therefrom; provided, however, that in no event shall this Section apply to any claim covered by Sections 7.2 or 7.3 below.
7.2.Supplier shall indemnify, defend and hold Purchaser and its officers, directors, affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to, reasonable attorneys’ fees and court costs), arising out of or resulting from Supplier’s breach of, this Agreement and/or of the Quality Agreement. Notwithstanding the foregoing, the Parties recognize that (i) the actual Manufacturing of the API is under the exclusive control of the Manufacturer and therefore Supplier shall have no liability for any claim for personal or bodily injury arising from the API manufactured by the Manufacturer and (ii) the manufacturing of the Finished Product is under the exclusive control of the Purchaser and therefore Supplier shall have no liability for any claim for personal or bodily injury arising from the Finished Product manufactured by the Purchaser. This indemnification obligation does not apply to any claim for personal or bodily injury arising from the use or administration of the API except to the extent such injury is attributable to a defect in the API arising out of  Manufacturer’s negligence, willful misconduct, or failure to Manufacture and deliver the API

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in accordance with the Product Specifications, Quality Agreement, this Agreement and all Applicable Law.
7.3.Manufacturer shall indemnify, defend and hold Purchaser and its officers, directors, affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to, reasonable attorneys’ fees and court costs), arising out of or resulting from Manufacturer’s breach of, this Agreement and/or of the Quality Agreement. This indemnification obligation does not apply to any claim for personal or bodily injury arising from the use or administration of the API except to the extent such injury is attributable to a defect in the API arising out of  Manufacturer’s negligence, willful misconduct, or failure to Manufacture and deliver the API in accordance with the Product Specifications, Quality Agreement, this Agreement and all Applicable Law.
7.4.Each Party will promptly notify the other of any actual or threatened judicial or other proceedings which could involve either or both Parties or impact the API, Manufacture of API, supply of API or Purchaser’s Finished Product. Each Party reserves the right to defend itself in any such proceedings; provided, however, that, if indemnity is sought, then the Party from whom indemnity is sought shall have the right to control the defense of the claim, and the indemnified Party may participate with counsel of its choice at its own expense. The Parties shall cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to the API supplied pursuant to this Agreement. Each Party will supply information to the other relevant to any product liability claims and litigation affecting the API and/or the Finished Product, as the case may be. Neither Party shall settle any claim which may give rise to an indemnification under this Section 7 without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed, provided however that the consent of the Party seeking indemnification shall not be required where the proposed settlement does not include any admission of such Party's fault and/or liability and does not impose any restriction and/or liability on such Party).
7.5.Purchaser shall have sole control over any and all disputes arising from or affecting the Finished Product as it relates to third parties, including but not limited to any the enforcement and/or defense of any legal action; provided that Purchaser has no authority to bind or obligate any other Party with respect to any legal action.
7.6.NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THE LIMITATION IN THIS SECTION 7.6 WILL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR GROSSLY NEGLIGENT ACTS, INTENTIONAL ACTS OR OMISSIONS OF A PARTY OR SUCH PARTY’S INDEMNIFICATION OBLIGATIONS STATED ABOVE. THE TOTAL LIABILITY PER YEAR OF SUPPLIER UNDER THIS AGREEMENT, BUT FOR THE ABOVE PROVISO, SHALL BE LIMITED TO THE GREATER OF [***] TIMES THE TOTAL DOLLAR AMOUNT OF API PURCHASED AND SUBJECT TO AN OBLIGATION TO PURCHASE PER YEAR OR APPLICABLE INSURANCE MAXIMUM.
8.Insurance.  Unless the Parties otherwise agree in writing, the following terms shall apply:

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8.1.During the term of this Agreement and for a period three (3) years after any expiration or termination of this Agreement, each of Purchaser, Manufacturer and Supplier shall maintain in full force and effect a comprehensive general liability insurance policy, including Products Liability coverage, with minimum limits of Three Million Dollars ($3,000,000) for bodily injury including death.
9.Term and Termination.
9.1.Term.

Unless terminated in accordance with the provisions of Section 9.2 below, the term of this Agreement shall commence from the Effective Date and shall continue in effect for FIVE (5) years from first Marketing Authorization approval of Purchaser’s Finished Product. Purchaser shall have the right to extend this term for additional five (5) year terms upon providing Supplier written notice of extension prior to expiration of this initial term.

9.2.Grounds for Termination.

Either Party shall have the right to terminate this Agreement upon the occurrence of any of the following events: (i) the failure of the other Party to comply with any of the terms of this Agreement or otherwise discharge its duties hereunder in any material respect, or the breach by the other Party of any of its representations or warranties herein in any material respect, if such failure or breach is not cured within thirty (30) days of such breaching Party’s receipt of written notice specifying the nature of such failure or breach with reasonable particularity; or (ii) the making by the other Party of an assignment for the benefit of its creditors, or the filing by or against such other Party of any petition under any federal, state or local bankruptcy, insolvency or similar laws, if such filing has not been stayed or dismissed within sixty (60) days after the date thereof.

9.3.Purchaser shall also have the right to suspend further performance under this Agreement and/or terminate this Agreement in its entirety, without liability except for unpaid previously delivered API that conforms with the terms hereof, if: (i) Supplier or Manufacturer loses any approval(s) from the FDA and / or the EMA and / or other relevant national Regulatory Agency required to perform its obligations under this Agreement, (ii) in the event that Purchaser loses any license or approval for the Finished Products or terminates sale or further development of the Finished Product, (iii) if the API is in breach of third party intellectual property rights, (iv) if it is suspected that Supplier or Manufacturer are involved in felonious or fraudulent activities or other material breach of this Agreement, or (v) if Manufacturer’s DMF is found deficient and not timely remedied by Manufacturer.
9.4.Continuing Obligations; Survival.  In no event shall any termination or expiration of this Agreement excuse either Party from any breach or violation of this Agreement which took place prior to such termination or expiration and full legal and equitable remedies shall remain available therefore, nor shall it excuse either Party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination, nor shall it revoke or reduce the confidentiality period specified in Section 6.
10.Agreement to Consummate; Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated hereby. If, at any time after the date hereof, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as

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soon as is reasonably practicable, each Party to this Agreement shall take, or cause its proper officers to take, such action. Notwithstanding anything to the contrary, Supplier and Manufacturer agree to use its best efforts to maintain API Manufacture consistent with the Product Specifications, Quality Agreement and DMF and to establish and maintain the DMF sufficient to requirements for successful reference.
11.Force Majeure.  Any delay in the performance of any of the duties or obligations of either Party hereto (except for the payment of money, unless such is affected by the force majeure) caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, but will not be limited to, acts of God, acts of a public enemy, wars, acts of terrorism, insurrections, riots, injunctions, embargoes, fires, explosions, floods, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt written notice to the other Party of such event. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its commercially reasonable efforts to remedy its inability to perform and promptly resume performance upon removal of the force majeure; provided, however, that in the event the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately, without incurring any liability to the other Party, by written notice to the affected Party.
12.General Provisions.
12.1.Assignment.  Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that either Party may assign its rights and obligations under this Agreement: (a) to an Affiliate of such Party; and/or (b) to any third Party that acquires all or substantially all of the stock or assets of such Party to which this Agreement relates, whether by asset sale, stock sale, merger or otherwise, and, in any such event such assignee shall assume the transferring Party’s obligations hereunder. However, notwithstanding any such assignment, in the case of an assignment to an Affiliate, the transferring Party shall remain liable under this Agreement (in addition to the transferee) unless such liability is specifically waived in writing by the other Party hereto.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Supplier or Manufacturer shall assign this Agreement to a competitor or potential competitor of Purchaser without Purchaser’s prior written consent.
12.2.Notice.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and sent by: (a) personal delivery against a signed receipt therefor, (b) nationally recognized overnight delivery service (signature required), (c) confirmed facsimile transmission, or (d) electronic mail (with any notices to be sent by facsimile transmission or electronic mail to also be sent by one of the other methods set forth in this Section), addressed as follows:

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If to Purchaser, then to:	Liquidia Technologies, Inc. 419 Davis Drive, Suite 100 Morrisville, North Carolina 27560 Attn: Legal Facsimile: (919) 328-4402
If to Supplier, then to:	LGM Pharma LLC 6400 N Congress Ave., Suite 1400 Boca Raton, FL 33487 Attn: COO Facsimile: (615) 250-9817
If to Manufacturer, then to:	Yonsung Fine Chemicals Co., LTD. 207 Sujeong-ro, Jangan-myeon, Hwaseong-si, Gyeonggi-do 18581 Republic of Korea Attn: COO Facsimile: (82) 31-351-6624

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.  Notice shall be deemed to be effective, if personally delivered, when delivered; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service; and if sent by confirmed facsimile transmission or electronic mail, on the next business day following transmission (so long as any notices sent by facsimile transmission or electronic mail are also sent by one of the other methods set forth in this Section).

12.3.Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither Party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Parties to be bound thereby, except that this Agreement shall not supersede any separate confidentiality or non-disclosure agreement that may have been, or that may be, entered into by the Parties. To the extent that any conflict arises among the documents that comprise this Agreement (including any schedules or exhibits), the terms and conditions of this Agreement shall govern. The terms and conditions of this Agreement shall control over and supersede any contrary term in any purchase order.
12.4.Amendment and Modification.  This Agreement may be amended, modified and supplemented only by written agreement duly executed by an authorized representative of each Party and delivered by each of the Parties hereto.
12.5.Waiver.  The failure of any Party to exercise any right or to demand the performance by the other Party of duties required hereunder shall not constitute a waiver of any rights or obligations of the Parties under this Agreement. A waiver by any Party of a breach of any of the terms of this

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Agreement by any other Party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement.
12.6.Governing Law.  This agreement shall be governed by and interpreted in accordance with laws of Switzerland. The prevailing party in any distribute or legal action regarding the subject matter of this Agreement shall be entitled to recover reasonable attorney’s fees and costs.
12.7.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.
12.8.Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the singular shall include the plural and vice versa, and the terms “include” and “including” shall be deemed to be immediately followed by the phrase “but not limited to.” The terms “herein” and “hereunder” and similar terms shall be interpreted to refer to this entire Agreement, including any schedules attached hereto or amendments made to this agreement from time to time and incorporated herein by reference.
12.9.Parties/Relationship.  Neither Party shall hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of any other Party. This Agreement is not intended to, and shall not; create any agency, partnership or joint venture relationship between or among the Parties. Each Party is an independent contractor with respect to the others. No Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of any other Party hereto, or to bind any other Party hereto in any manner or with respect to anything, whatsoever.
12.10.Captions.  The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.
12.11.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
12.12.Subcontractors.  Supplier and Manufacturer shall not subcontract any work that is to be done by such Party under this Agreement to any third party, however, each may subcontract between each other for respective aspects of their obligations hereunder, provided, however, that the subcontracting Party shall be and remain responsible for all acts and omissions of any such subcontractor as if giving effect to such activities itself hereunder.
12.13.Schedules and Exhibits.  All Schedules and Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.

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12.14.Currency.  All sums set forth in this Agreement and ay appendices, exhibits or schedules hereto are, and are intended to be, expressed in U.S. Dollars.

Signature Page to Follow

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

SUPPLIER: By: Name: Its: Date:	PURCHASER: By: Name: Its: Date:
MANUFACTURER: By: Name: Its: Date:

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EXHIBIT A

API, Facility, and Territory

[***]

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EXHIBIT B

Product Specifications

Treprostinil Sodium

[***]

EXHIBIT C

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API	Registered Shelf Life (months)	Shipment Shelf Life (no less than)
Treprostinil Sodium	[***]	[***]

API Shelf Life and Required Remaining Shelf Life Upon Shipment

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